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                                                                     Exhibit 1.4
                                LOCK-UP AGREEMENT

                             PELICAN FINANCIAL, INC.

                         PUBLIC OFFERING OF COMMON STOCK

                                                                   July __, 1999


William R. Hough & Co.
   As Underwriter
100 2nd  Avenue South
Suite 800
St. Petersburg, Florida   33701

Ladies and Gentlemen:

         This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between Pelican Financial, Inc., a Delaware corporation (the "Company"), and you as Underwriter, relating to an underwritten public offering of Common Stock, $.01 par value (the "Common Stock"), of the Company.

         In order to induce you to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of William R. Hough & Co., offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing of) a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exerciseable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of this Agreement, other than shares of Common Stock disposed of as bona fide gifts approved by William R. Hough & Co.

         If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                                Very truly yours,


                                By:
                                         ---------------------------
                                Name:    Charles C. Huffman
                                Title:   Chief Executive Officer and
                                         Chairman of the Board
                                         Pelican Financial, Inc.